FOR IMMEDIATE RELEASE                           TUESDAY - FEBRUARY 13, 1996

VERSAR ANNOUNCES STOCK BUYBACK PROGRAM

(Springfield, Virginia, February 13, 1996)- Versar, Inc. (Amex: VSR). Versar, announced today that its Board of Directors has authorized a common stock repurchase program to acquire up to the lesser of $1M or 250,000 shares of its outstanding common stock on the open market or through private negotiated transactions, which stock will be used to meet the Company's obligations to match employee contributions in the Versar employee 401(k) program. Versar presently has approximately 4,890,000 shares outstanding.

Ben Rawls, Chairman and President of Versar, Inc., said, "The Board of Directors decided that Versar's common shares stock is attractively priced and that it would be in the interest of the Company to purchase shares on the open market to help the Company fulfill its obligations to provide the necessary matching amounts to the Versar employees 401(k) plan. I believe that such a program is in the best interest of the Company's employees and its shareholders."

Versar, Inc. headquartered in Springfield, Virginia, is a publicly held, national environmental consulting company which provides a wide variety of scientific and technical services to help industry and government prevent pollution, manage environmental compliance, and correct environmental health and safety problems caused by pollution, hazardous materials, and toxic substances.


Contact:  James C. Dobbs  (703) 642-6712